AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 19, 2014

REGISTRATION NOS. 333-190604

333-190603

333-182365

333-160945

333-160943

333-116008

333-89034

333-37858

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-190604)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-190603)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-182365)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-160945)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-160943)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-116008)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-89034)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 (NO. 333-37858)

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LAMAR ADVERTISING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	72-1449411
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5321 Corporate Boulevard, Baton Rouge, LA	70808
(Address of Principal Executive Offices)	(Zip Code)

2009 Employee Stock Purchase Plan

Amended and Restated 1996 Equity Incentive Plan

(Full title of the plans)

Sean E. Reilly

Chief Executive Officer

Lamar Advertising Company

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

(Name and address of agent for service)

(225) 926-1000

(Telephone number, including area code, of agent for service)

Copy to:

Stacie S. Aarestad, Esq.

Edwards Wildman Palmer LLP

111 Huntington Avenue

Boston, Massachusetts 02199

(617) 239-0100

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

EXPLANATORY NOTE

On November 18, 2014, as part of the plan to reorganize the business operations of Lamar Advertising Company, a Delaware corporation, so that it can elect to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, Lamar Advertising Company merged with and into its wholly owned subsidiary, Lamar Advertising REIT Company, a Delaware corporation, with Lamar Advertising REIT Company as the surviving corporation. We refer to Lamar Advertising Company as the Predecessor Registrant and Lamar Advertising REIT Company as the Registrant. The merger occurred pursuant to an Agreement and Plan of Merger, dated as of August 27, 2014, which we refer to as the merger agreement, and was approved by the requisite vote of stockholders at a special meeting of the stockholders of the Predecessor Registrant held on November 17, 2014. Effective at the time of the merger, the Registrant changed its name from “Lamar Advertising REIT Company” to “Lamar Advertising Company.” Immediately after the merger, the Registrant commenced, directly or indirectly, conducting all of the business conducted by the Predecessor Registrant immediately prior to the merger. Unless otherwise indicated, references to “we,” “us,” “our,” the “Company” and “Lamar Advertising Company” refer to the Registrant, its subsidiaries and its predecessor, the Predecessor Registrant.

At the effective time of the merger, pursuant to the merger agreement, the outstanding shares of the Predecessor Registrant’s Class A common stock, par value $0.001 per share, Class B common stock, par value $0.001 per share, and Series AA preferred stock, par value $0.001 per share, were converted into the right to receive an equal number of shares of the Registrant’s Class A common stock, par value $0.001 per share, Class B common stock, par value $0.001 per share, and Series AA preferred stock, par value $0.001 per share, respectively, which are subject to certain share ownership and transfer restrictions that are intended to facilitate compliance with certain REIT rules related to share ownership.

The issuance of the shares of the Registrant’s Class A common stock and Class B common stock was registered under the Securities Act of 1933, as amended (“Securities Act”), pursuant to the Registrant’s registration statement on Form S-4 (File No. 333-197084), which was declared effective by the Securities and Exchange Commission (“SEC”) on October 16, 2014. Shares of the Registrant’s Class A common stock trade on the same exchange, the NASDAQ Global Select Market, and under the same symbol, “LAMR,” as the shares of the Predecessor Registrant’s Class A common stock prior to the merger.

At the effective time of the merger, the Registrant assumed all of the Predecessor Registrant’s obligations under the following plans (the “Plans”):

•	Lamar Advertising Company 2009 Employee Stock Purchase Plan, as amended (the “2009 Plan”); and

•	Lamar Advertising Company Amended and Restated 1996 Equity Incentive Plan (the “1996 Plan”).

Each outstanding option to purchase Predecessor Registrant Class A common stock under the Plans converted into an option to purchase the same number of shares of Registrant Class A common stock, with the same rights and conditions as the corresponding Predecessor Registrant option under the Plans prior to the merger.

This Post-Effective Amendment pertains to the adoption by Registrant of the following registration statements of the Predecessor Registrant (collectively, the “Registration Statements”) filed on Form S-8 on:

•	with respect to the 2009 Plan, August 13, 2013 (File No. 333-190604), June 27, 2012 (File No. 333-182365), and July 31, 2009 (File No. 333-160943), relating, respectively, to the registration of 78,963, 327,928, and 588,154 shares of Class A common stock; and

•	with respect to the 1996 Plan, August 13, 2013 (File No. 333-190603), July 31, 2009 (File No. 333-160945), May 28, 2004 (File No. 333-116008), May 24, 2002 (File No. 333-89034), and May 25, 2000 (File No. 333-37858), relating, respectively, to the registration of 2,500,000, 3,000,000, 2,000,000, 3,000,000, and 1,000,000 shares of Class A common stock.

This Post-Effective Amendment is being filed by the Registrant pursuant to Rule 414 under the Securities Act, as the successor issuer to the Predecessor Registrant following the merger. In accordance with Rule 414(d), the Registrant, as successor to the Predecessor Registrant, hereby expressly adopts the Registration Statements as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (“Exchange Act”). The applicable registration fees were paid at the time of the filing of the Registration Statements.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated in these Post-Effective Amendments by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 27, 2014;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014, filed with the SEC on May 7, 2014, August 7, 2014, and November 6, 2014, respectively;

•	the information in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 25, 2014, that is deemed “filed” with the SEC under the Exchange Act;

•	our Current Reports on Form 8-K filed with the SEC on January 8, 2014, January 15, 2014, February 7, 2014, March 21, 2014, March 24, 2014, April 22, 2014, April 23, 2014, May 22, 2014, May 23, 2014, June 27, 2014, August 27, 2014, September 2, 2014, September 29, 2014, October 17, 2014, and November 19, 2014; and

•	the description of our Class A common stock contained in Exhibit 4.1 to our Current Report on Form 8-K filed with the SEC on November 19, 2014, and any subsequent amendments and reports filed to update such description.

All documents filed after the date of these Post-Effective Amendments pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all shares of Class A common stock offered hereunder have been sold or that deregisters all shares of Class A common stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 6.	Indemnification of Directors and Officers.

DGCL. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Charter and Bylaws. Our amended and restated certificate of incorporation, or our charter, and our amended and restated bylaws, or our bylaws, include provisions which limit or eliminate the personal liability of our directors and officers to the fullest extent permitted by Section 102 of the DGCL. Article Ninth of our charter provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

Article V of our bylaws provides for indemnification by us of our directors, officers and certain non-officer employees under certain circumstances against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was our officer or employee if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful. The inclusion of these indemnification provisions in our charter and bylaws is intended to enable us to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

We maintain directors’ and officers’ liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.

Indemnification Agreements. We entered into indemnification agreements with our directors and executive officers, effective at the time of the merger. These indemnification agreements require us, among other things, to indemnify each such director or executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or executive officers.

Item 8.	Exhibits.

See Exhibit Index immediately following the signature page.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final jurisdiction of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baton Rouge, State of Louisiana, on November 19, 2014.

LAMAR ADVERTISING COMPANY

By:	/s/ Sean E. Reilly
Sean E. Reilly Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Lamar Advertising Company, hereby severally constitute and appoint Sean E. Reilly and Keith A. Istre, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Lamar Advertising Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Sean E. Reilly	Chief Executive Officer (Principal Executive Officer)	November 19, 2014
Sean E. Reilly

/s/ Keith A. Istre	Chief Financial Officer (Principal Financial and Accounting Officer)	November 19, 2014
Keith A. Istre

/s/ Kevin P. Reilly, Jr.	Director	November 19, 2014
Kevin P. Reilly, Jr.

/s/ John Maxwell Hamilton	Director	November 19, 2014
John Maxwell Hamilton

/s/ John E. Koerner, III	Director	November 19, 2014
John E. Koerner, III

/s/ Stephen P. Mumblow	Director	November 19, 2014
Stephen P. Mumblow

/s/ Anna Reilly	Director	November 19, 2014
Anna Reilly

/s/ Wendell Reilly	Director	November 19, 2014
Wendell Reilly

/s/ Thomas V. Reifenheiser	Director	November 19, 2014
Thomas V. Reifenheiser

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Amended and Restated Certificate of Incorporation of the Registrant, as filed with the Secretary of the State of Delaware effective as of November 18, 2014. Previously filed as Exhibit 3.1 to the Registrant’s Current Report on
Form 8-K (File No. 0-30242) filed on November 19, 2014, and incorporated herein by reference.

4.2	Amended and Restated Bylaws of the Registrant, adopted as of November 18, 2014. Previously filed as Exhibit 3.3 to the Registrant’s Current Report on Form 8-K (File No. 0-30242) filed on November 19, 2014, and incorporated herein by reference.

4.3	Specimen certificate for the shares of Class A common stock of the Registrant. Previously filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (File No. 0-30242) filed on November 19, 2014, and incorporated herein by reference.

5.1	Opinion of Edwards Wildman Palmer LLP as to the legality of the securities registered hereunder. Filed herewith.

23.1	Consent of KPMG LLP, an independent registered public accounting firm. Filed herewith.

23.2	Consent of Edwards Wildman Palmer LLP. Included in its opinion filed as Exhibit 5.1.

24.1	Power of Attorney (included in the signature page hereto).

99.1	2009 Employee Stock Purchase Plan, as amended. Previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0-30242), filed on May 29, 2012, and incorporated herein by reference.

99.2	Amended and Restated 1996 Equity Incentive Plan. Previously filed as Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 0-30242) filed on May 24, 2013, and incorporated herein by reference.